                                                                    EXHIBIT 10.2

                               CAROL A. BARNHARST
                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT is effective as of ________________, 1998 among St. Francis Capital Corporation (the "Company"), a Wisconsin-chartered corporation, St. Francis Bank, F.S.B. (the "Bank"), a federally-chartered savings and loan and wholly-owned subsidiary of the Company, their respective successors and assigns, and Carol A. Barnharst (the "Executive").


                                    RECITALS

         WHEREAS, Executive has extensive background, knowledge and experience in the savings and loan industry, acquired as an employee of Reliance Savings Bank ("Reliance"); and

         WHEREAS, that background, knowledge and experience are expected to substantially benefit the Bank and Company (sometimes collectively referred to herein as the "Employers")and to assist in the integration of the customers and operations of Reliance with those of the Employers following the combination of those respective organizations; and

         WHEREAS, the parties are mutually desirous of entering into this Agreement setting forth the terms and conditions for the employment relationship between the Employers and Executive; and

         WHEREAS, the respective Boards of Directors of the Employers have approved and authorized their entry into this Agreement with Executive.

                                   AGREEMENT

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below:

         1. Employment. The Bank and Company shall employ Executive, and Executive shall serve the Bank and Company, on the terms, conditions set forth herein and for the period provided in Section 2.

         2. Term of Employment. The period of Executive's employment under this Agreement shall begin as of ________________, 1998 and expire on the third anniversary of the date immediately preceding such date, unless sooner terminated as provided herein; provided that, on the date immediately preceding the third anniversary of the Commencement Date and on each subsequent date preceding an anniversary of the Commencement Date, the term of employment may be extended by action of the Bank's and Company's Boards of Directors, following review by said Boards of the Executive's performance under this Agreement, to extend the remaining term of employment for an additional year. The Board of Directors or Executive shall
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each provide the other with at least ninety (90) days' advance written notice of any decision on their respective parts not to extend the Agreement on any date immediately preceding an anniversary of the Commencement Date. The term of employment as in effect from time to time hereunder shall be referred to as the "Employment Term".

         3. Positions and Duties. Executive shall serve the Bank and Company, respectively, as Manager of the Bank's office at 3470 South 27th Street (her "Corporate Position"), reporting within the Bank's normal retail operating structure and rendering executive services of the type customarily performed by persons serving in similar capacities at other institutions. Executive shall also provide such services and exercise such responsibilities as are appropriate to her position and as are from time to time assigned within the Bank's and Company's normal operating structures and as determined by the Bank's and Company's Boards of Directors to be necessary to their operations and in accordance with their bylaws.

         4. Compensation. As compensation for services provided pursuant to this Agreement, Executive shall receive from the Bank the compensation and benefits set forth below:

                 (i) Base Salary. During the Employment Term, Executive shall receive from Employers a base salary ("Base Salary") in such amount as may from time to time be approved by their Boards of Directors. The Base Salary shall at no time be less than $65,600 per annum, payable by the Bank and Company in such proportion as is determined by their Boards of Directors. The Base Salary may be increased from time to time as determined by the Employers' Boards of Directors, provided that no such increase in Base Salary or other compensation shall in any way limit or reduce any other obligation of the Employers under this Agreement. Once established at a specified annual rate, Executive's Base Salary shall not thereafter be reduced except as part of a general pro-rata reduction in compensation applicable to all Executive Officers; provided, however, that no such reduction shall be permitted following a "change in control" as defined herein. Executive's Base Salary and other compensation shall be paid in accordance with the Employers' regular payroll practices as from time to time in effect.

                 (ii) Bonus and Incentive Plans. Executive shall be entitled, during the Employment Term, to participate in the St. Francis Bank Employee Bonus Plan (which, as currently in effect, provides a bonus payment equal to 3.5% of the employee's compensation if the Bank achieves certain pre-established net income targets) and in the Achievement Incentive Motivation, or A.I.M., program, which allows participating employees to earn commission payments based on the levels of sales of certain specified individual loan,



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         deposit and annuity products.  For purposes of calculations of earnings under the A.I.M., Executive shall be deemed to have a base salary of $41,000 per annum and shall receive payments from the A.I.M. program to the extent that earnings under the A.I.M., plus $41,000, exceed Executive's actual Base Salary paid pursuant to Section 4(i). The Employers shall not make any changes in said plans which would adversely affect Executive's rights or benefits thereunder, unless such change is applicable to all participating employees of the Employers and does not result in a proportionately greater adverse change in the rights and benefits of Executive as compared with such other employees.

                 (iii) Other Benefits. During the Employment Term, Employers shall provide to Executive all other benefits of employment (or, with Executive's consent, equivalent benefits) generally made available to comparably situated employees. Such benefits shall include participation by Executive in any group health, life, disability, or similar insurance program and in other applicable employee benefit plans; provided that Executive shall be allowed to make alternative health insurance arrangements for which Employers will assist in the deferment of costs up to the cost of health insurance coverage for their other employers.

         Executive shall receive vacation, sick time, personal days and other perquisites pursuant to Employers' policies as in effect from time to time. Employers shall also reimburse Executive or otherwise provide for or pay all reasonable expenses incurred by Executive in furtherance of or in connection with the business of Employers, including travel expenses and the cost of membership in the Financial Managers Association, all subject to such reasonable documentation and other limitations as may be imposed by the Boards of Directors of the Employers.

         Nothing contained herein shall be construed as granting Executive the right to continue in any benefit plan or program, or to receive any other perquisite of employment provided under this subsection 4(iii) following termination or discontinuance of such plan, program or perquisite by the Board (except to the extent Executive had previously earned or accumulated vested rights therein).

         5. Termination Other Than Following a Change-In-Control. This Agreement may be terminated, subject to payment of the compensation and other benefits described below, upon occurrence of any of the events described herein. In case of such termination, the date on which Executive ceases to be employed under this Agreement, after giving effect to any prior notice requirement, is referred to as the "Termination Date".

                 (i)    Death, Retirement.  This Agreement shall terminate





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         at the death or retirement of Executive.  As used herein, the term
         "retirement" shall mean Executive's retirement in accordance with and pursuant to any generally applicable retirement plan of the Employers or in accordance with any retirement arrangement established for Executive with her consent.

                 If termination occurs for such reason, no additional compensation shall be payable to Executive under this Agreement except as specifically provided herein. Notwithstanding anything to the contrary contained herein, Executive shall receive all compensation and other benefits to which she was entitled under Section 4 through the Termination Date and, in addition, shall receive all other benefits available to her under the Bank's benefit plans and programs to which she was entitled by reason of employment through the Termination Date.

                 (ii) Disability. This Agreement shall terminate upon the disability of Executive. As used in this Agreement, "disability" shall mean Executive's inability, as the result of physical or mental incapacity, to substantially perform her employment duties for a period of 90 consecutive days. Any question as to the existence of Executive's disability upon which Executive and Employers cannot agree shall be determined by a qualified independent physician mutually agreeable to Executive and Employers or, if the parties are unable to agree upon a physician within ten (10) days after notice from either to the other suggesting a physician, by a physician designated by the then president of the medical society for the county in which Executive maintains her principal residence. The costs of any such medical examination shall be borne by the Employers. If Executive is terminated due to disability, she shall be paid 100% of her Base Salary at the rate in effect at the time notice of termination is given for one year and thereafter, for any remainder of the Employment Term, an annual amount equal to 75% of such Base Salary, such amounts to be paid in substantially equal monthly installments and offset by any monthly payments actually received by Executive during the payment period from (i) any disability plans provided by the Employers, and/or
         (ii) any governmental social security or workers compensation program.

                 If termination occurs for such reason, no additional compensation shall be payable to Executive except as specifically provided herein. Notwithstanding anything to the contrary contained herein, Executive shall receive all compensation and other benefits to which she was entitled under Section 4 through the Termination Date and, in addition, shall receive all other benefits under the Employers' benefit plans and programs to which she was entitled by reason of employment through the Termination Date.





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                 (iii)   Cause.  Employers may terminate Executive's employment
         under this Agreement for cause at any time, and thereafter their obligations under this Agreement shall cease and terminate. Notwithstanding anything to the contrary contained herein, Executive shall receive all compensation and other benefits in which she was vested or to which she was otherwise entitled under Section 4, and the plans and programs provided therein, by reason of employment through the Termination Date.

                 For purposes of this Agreement, "Cause" shall mean:

                 (A) The intentional failure by Executive to substantially perform assigned duties (appropriate to her position and level of compensation) with the Bank (other than any such failure resulting from the Executive's incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to Executive by the Board, which demand specifically identifies the manner in which the Board believes Executive has not substantially performed her duties, advises Executive of what steps must be taken to achieve substantial performance, and allows Executive Sixty (60) days in which to demonstrate such performance;

                 (B)      Any willful act of misconduct by Executive;

                 (C) A criminal conviction of Executive for any act involving dishonesty, breach of trust or a violation of the banking or savings and loan laws of the United States;

                 (D) A criminal conviction of Executive for the commission of any felony;

                 (E)      A breach of fiduciary duty involving personal profit;

                 (F) A willful violation of any law, rule or regulation (other than a traffic violation or similar offenses) or final cease and desist order; or

                 (G) Personal dishonesty or material breach of any provision of this Agreement.

         For purposes of this Subsection (5)(iii), no act, or failure to act, on Executive's part shall be deemed "willful" unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that the action or omission was in the best interest of the Employers.





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                 (iv)  Voluntary Termination by Executive.  Executive may
         voluntarily terminate her employment under this Agreement at any time by giving at least thirty (30) days prior written notice to Employers. In such event, Executive shall receive all compensation and other benefits in which she was vested or to which she was otherwise entitled under Section 4 through the date specified in such notice (the "Termination Date"), in addition to all other benefits available to her under benefit plans and programs to which she was entitled by reason of employment through the Termination Date.

                 (v)      Suspension or Termination Required by the OTS

                 (A) If Executive is suspended and/or temporarily prohibited from participating in the conduct of the Employers' affairs by a notice served under section 8(e)(3), or section 8(g)(1), of the Federal Deposit Insurance Act [12 U.S.C. Section 1818(e)(3) and
                          (g)(1)], the Employers' obligations under the Agreement shall be suspended as of the date of service of the notice unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Employers shall (i) pay Executive all of the compensation withheld while their obligations under this Agreement were suspended, and (ii) reinstate such obligations as were suspended.

                 (B) If Executive is removed and/or permanently prohibited from participating in the conduct of the Employers' affairs by an order issued under section 8(e)(4) or section 8(g)(1) of the Federal Deposit Insurance Act [12 U.S.C. Section 1818(e)(4) or (g)(1)], the
                          obligations of the Employers under the Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

                 (C) If the Bank is in default as defined in section 3(x)(1) of the Federal Deposit Insurance Act [12 U.S.C. 1813 (x)(1)], all obligations under the Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the Executive.

                 (D) All obligations under the Agreement shall be terminated, except to the extent determined that continuation of the contract is necessary for the Employers' continued operations (i) by the Director of the OTS, or her or her designee at the time the FDIC or Resolution Trust Corporation ("RTC") enters into an agreement to provide assistance to or on behalf of the Employers under the authority





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                          contained in section 13(c) of the Federal Deposit
                          Insurance Act; or (ii) by the Director of the OTS, or her or her designee, at the time it approves a supervisory merger to resolve problems related to operation of the Employers or when the Employers are determined by the Director of the OTS to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

                 (E) In the event that 12 C.F.R. Section 563.39, or any successor regulation, is repealed, this section 5(v) shall cease to be effective on the effective date of such repeal. In the event that 12 C.F.R. Section 563.39, or any successor regulation, is amended or modified, this Agreement shall be revised to reflect the amended or modified provisions if: (1) the amended or modified provision is required to be included in this Agreement; or (2) if not so required, the Executive requests that the Agreement be so revised.

                 (vi) Other Termination. If this Agreement is terminated (1) by the Employers other than for cause, death, disability or retirement (and other than following a change in control as defined in Section
         6), or (2) by Executive due to a failure by Employers to comply with any material provision of this Agreement, which failure has not been cured within thirty (30) days after notice of such non-compliance has been given by Executive to Employers; then following the Termination
         Date:

                 (A) In lieu of any further salary payments to Executive subsequent to the Termination Date, Executive shall receive Severance Pay for the remainder of the Employment Term in accordance with the Employers' normal payroll practices, beginning with the first pay date following the Termination Date. The monthly rate of Severance Pay shall be the monthly Base Salary in effect for Executive plus one-twelfth of the total bonus and incentive compensation paid to or vested in Executive on the basis of her most recently completed calendar year of employment.

                 (B) Employers shall maintain and provide for the period during which Severance Payments are to be made and ending at the earlier of (i) the expiration of such period, or (ii) the date of the Executive's full-time employment by another employer (provided that the Executive is entitled under the terms of such employment to benefits substantially similar to those described in this subparagraph (B)), at no





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                          cost to the Executive, the Executive's continued
                          participation in all group insurance, life insurance, health and accident, disability and other employee benefit plans, programs and arrangements in which Executive was entitled to participate immediately prior to the Termination Date (other than retirement plans, deferred compensation, or stock compensation plans of the Employers), provided that in the event Executive's participation in any plan, program or arrangement as provided in this subparagraph (B) is barred, or during such period any such plan, program or arrangement is discontinued or the benefits thereunder are materially reduced, the Employers shall arrange to provide the Executive with benefits substantially similar to those which the Executive was entitled to receive under such plans, programs and arrangements immediately prior to the Termination Date.

                 (C) In addition to such Severance Pay and continued benefits, Executive shall receive all other compensation and benefits in which she was vested or to which she was otherwise entitled under Section 4 and the plans and programs provided therein by reason of employment through the Termination Date.

         6.      Termination Following a Change in Control.

                 (i) Definition "Change in Control". For purposes of this Agreement, a "change in control" shall mean any change in control with respect to the Bank or Company that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act") or any successor thereto; provided that, without limitation, a change in control shall be deemed to have occurred if (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities representing 25% or more of the combined voting power of the Bank's or Company's then outstanding securities; or (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Bank or Company cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.





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                 (ii)     Good Reason for Executive Termination.  The Executive
         may terminate her employment under this Agreement for "good reason" by giving at least thirty (30) days prior written notice to the Bank at any time within twenty-four (24) months of the effective date of a change in control. Occurrence of any of the following events shall constitute good reason:

                 (A) Without the Executive's express written consent, assignment by the Employers of any duties which are materially inconsistent with Executive's positions, duties, responsibilities and status with the Employers immediately prior to a change in control, or a material change in the Executive's reporting responsibilities, titles or offices as in effect immediately prior to such change in control, or any removal of the Executive from or any failure to re-elect the Executive to all or any portion of her Corporate Position, except in connection with a termination of Executive's employment for cause, disability, retirement or death (or by the Executive other than for good reason as defined in this section 6(B)).

              (B) Without the Executive's express written consent, a reduction by the Employers in the Executive's Base Salary as in effect on the date of the change in control or as the same may have been increased from time to time thereafter;

              (C) The principal executive offices of either of the Employers are relocated outside of the Milwaukee, Wisconsin metropolitan area or, without the Executive's express written consent, the Employers require the Executive to be based anywhere other than an area in which the Employers principal executives offices are located, except for required travel on business of the Employers to an extent substantially consistent with the Executive's present business travel obligations;

              (D) Without Executive's express written consent, the Employers fail or refuse to continue Executive's participation in incentive compensation and stock incentive programs comparable to either (1) those in effect and in which Executive participated prior to the change in control or (2) those subsequently in effect for the comparably situated employees of any acquiring company effecting the change in control;

              (E)         Without Executive's express written consent,





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                          Employers fail to provide the Executive with the same
                          fringe benefits that were provided to Executive immediately prior to a change in control, or with a package of fringe benefits (including paid vacations) that, though one or more of such benefits may vary from those in effect immediately prior to such change in control, is substantially comparable in all material respects to such fringe benefits taken as a whole;

              (F) Any purported termination of the Executive's employment for cause, disability or retirement which is not effected in accordance with the notice requirements applicable under this Agreement; or

              (G) The failure by either of the Employers to obtain the assumption of, or an agreement to perform this Agreement by any successor as contemplated in Section 7(i) hereof;

         (iii) Benefits Upon Termination by Executive After a "Change in Control". If this Agreement is terminated by Executive for good reason following a change in control, then following the Termination Date:

                 (A) In lieu of any further salary payments to Executive subsequent to the Termination Date, Executive shall receive Severance Pay for the longer of (i) a twelve
                          (12) month period, or (ii) the remaining unexpired term of the Agreement as in effect immediately prior to the Termination Date. Payments shall be made in accordance with the Employers' normal payroll practices, beginning with the first pay date following the Termination Date. The monthly rate of Severance Pay shall be the average monthly Base Salary received by Executive (based on her highest rate of Base Salary within the 3 years preceding her Termination Date) plus one-twelfth of the total bonus and incentive compensation paid to or vested in Executive on the basis of her most recently completed calendar year of employment.

                 (B) Employers shall maintain and provide for the period during which Severance Payments are to be made and ending at the earlier of (i) the expiration of such period, or (ii) the date of the Executive's full-time employment by another employer (provided that the Executive is entitled under the terms of such other employment to benefits substantially similar to those described in this subparagraph (B)), at no cost to the Executive, the Executive's continued





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                          participation in all group insurance, life insurance,
                          health and accident, disability and other employee benefit plans, programs and arrangements in which the Executive was entitled to participate immediately prior to the Termination Date (other than retirement and deferred compensation plans and individual insurance policies covered under subsection 6(C) or stock compensation plans of the Employers), provided that in the event Executive's participation in any plan, program or arrangement as provided in this subparagraph (B) is barred, or during such period any such plan, program or arrangement is discontinued or the benefits thereunder are materially reduced, the Employers shall arrange to provide Executive with benefits substantially similar to those Executive was entitled to receive under such plans, programs and arrangements immediately prior to the Termination Date.

                 (C) Executive shall also receive all other compensation and benefits in which she was vested or to which she was otherwise entitled under section 4 and the plans and programs provided therein by reason of employment through the Termination Date. In addition to benefits to which Executive is entitled under retirement and deferred compensation plans and individual insurance policies maintained by Employers (hereinafter collectively referred to as "Plan"), Executive shall receive as additional severance benefits a benefit paid under this Agreement, which benefit shall be determined in accordance with and paid under this Agreement, but in the form and at the times provided in the Plan. Such benefits shall be determined as if Executive were fully vested under the Plan and had accumulated (after any termination under this Agreement) the additional years of credit service under the applicable Plan that she would have received had she continued in the employment of the Bank for the period during which Severance Payments are to be made and at the annual compensation level represented by such payments. Such Severance Payment level shall be deemed to represent the compensation received by Executive during each such additional year for purposes of determining her additional benefits under this Subsection 6(C).

         (iv) Limitation of Benefits under Certain Circumstances. If the severance benefits payable to Executive under this Section 6 ("Severance Benefits"), or any other payments or benefits received or to be received by Executive from Employers (whether payable





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
pursuant to the terms of this Agreement, any other plan, agreement or arrangement with the Employers or any corporation affiliated with the Employers ("Affiliate") within the meaning of Section 1504 of the Internal Revenue Code of 1954, as amended (the "Code")), in the opinion of tax counsel selected by the Employers's independent auditors and acceptable to Executive, constitute "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and the present value of such "parachute payments" equals or exceeds three times the average of the annual compensation payable to Executive by the Employers (or an Affiliate) and includable in Executive's gross income for federal income tax purposes for the five (5) calendar years preceding the year in which a change in ownership or control of the Employers occurred ("Base Amount"), such Severance Benefits shall be reduced, in a manner determined by Executive, to an amount the present value of which (when combined with the present value of any other payments or benefits otherwise received or to be received by Executive from the Employers (or an Affiliate) that are deemed "parachute payments") is equal to 2.99 times the Base Amount, notwithstanding any other provision to the contrary in this Agreement. The Severance Benefits shall not be reduced if (A) Executive shall have effectively waived her receipt or enjoyment of any such payment or benefit which triggered the applicability of this Section 6(iv), or
(B) in the opinion of such tax counsel, the Severance Benefits (in its full amount or as partially reduced, as the case may be) plus all other payments or benefits which constitute "parachute payments" within the meaning of Section 280G(b)(2) of the Code are reasonable compensation for services actually rendered, within the meaning of Section 280G (b)(4) of the code, and such payments are deductible by the Employers. The Base Amount shall include every type and form of compensation includable in Executive's gross income in respect of her employment by the Employers (or an Affiliate), except to the extent otherwise provided in temporary or final regulations promulgated under Section 280G (b) of the Code. For purposes of this Section 6(iv), a "change in ownership or control" shall have the meaning set forth in Section 280G(b) of the Code and any temporary or final regulations promulgated thereunder. The present value of any non-cash benefit or any deferred cash payment shall be determined by the Employers' independent auditors in accordance with the principles of Sections 280G (b)(3) and (4) of the Code.

         In the event that Employers and/or the Executive do not agree with the opinion of such counsel, (A) Employers shall pay to the Executive the maximum amount of payments and benefits pursuant to Section 6, as selected by the Executive, which in the opinion of counsel may be made without a substantial risk that such payments and benefits will be treated as non-deductible to the Employers and subject to the excise tax imposed under Section 4999 of the Code and (B) Employers may request, and Executive shall have the right to demand the Employers request, a ruling from the IRS as to whether the disputed payments and benefits pursuant to Section 6 hereof have such consequences. Any such request for a ruling from the IRS shall be promptly prepared and filed by the Employers, but in no event later than thirty (30) days from the date of the opinion of counsel referred to above, and shall be subject to Executive's approval prior to filing, which shall not be unreasonably withheld. Employers and Executive agree to be bound by any ruling received from the IRS and to make appropriate payments to each other to reflect any such rulings, together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code. Nothing contained herein shall result in a reduction of any payments or benefits to which the Executive may be entitled upon termination of employment under any circumstances other than as specified herein or a reduction in payments and benefits other than those provided in this Section 6.

         In the event that Section 280G, or any successor statute, is repealed, this Section 6 shall cease to be effective on the effective date of such repeal. The parties to this Agreement recognize that final regulations under
Section 280G of the Code may affect the amounts that may be paid under this Agreement and agreed that, upon issuance of such final regulations this Agreement may be modified as in good faith deemed necessary in light of the provisions of such regulations to achieve the purposes of this Agreement, and that consent to such modifications shall not be unreasonably withheld.

         7.  General Provisions.

                 (i)  Successors; Binding Agreement.

                 (A) Employers will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Employers ("successor organization") to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employers would have been required to perform if no such succession had taken place or to re-execute this Agreement as provided pursuant to section 6(ii)(G). If such succession is the result of a "change in control" as defined herein, such assumption shall specifically preserve to Executive, for the greater of twelve (12) months or the then remaining term of this Agreement, the same rights and remedies (recognizing them as being available and applicable as the result of the "change in control" effectuating said succession) as provided under this Agreement upon a "change in control".

                                  As used in this Agreement "Employers" shall
                          mean the Employers as hereinbefore defined (and any successor to their business and/or assets) which executes and delivers the agreement provided for in this Section 7 or which otherwise becomes bound by the terms and provisions of this Agreement by operation of this Agreement or law. Failure of the Employers to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive, if she elects to terminate this Agreement, to compensation from the Employers in the same amount and on the same terms as she would be entitled to under this Agreement if she terminated her employment under Section 6. For purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Termination Date.

                 (B) No right or interest to or in any payments or benefits under this agreement shall be assignable or transferable in any respect by the Executive, nor shall any such payment, right or interest be subject to seizure, attachment or creditor's process for payment of any debts, judgments, or obligations of Executive.

                 (C) This Agreement shall be binding upon and inure to the benefit of and be enforceable by (1) Executive and her heirs, beneficiaries and personal representatives, and (2) the Employers and any successor organization.

                 (ii) Noncompetition Provision. Executive acknowledges that the development of personal contacts and relationships is an essential element of the savings and loan business, that Employers has invested considerable time and money in her development of such contacts and relationships, that Employers could suffer irreparable harm if she were to leave employment and solicit the business of the Employers customers, and that it is reasonable to protect the Employers against competitive activities by Executive. Executive covenants and agrees, in recognition of the foregoing and in consideration of the mutual promises contained herein, that in the event of a voluntary termination of employment by Executive pursuant to Section 5(iv), or upon expiration of this Agreement as a result of Executive's election (but not as the result of an election by Employers) not to renew employment at expiration of the Employment Term, Executive shall not accept employment with any Significant Competitor of Bank for a period of twelve (12) months following such termination. For purposes of this Agreement, the term Significant Competitor means any financial institution including, but not limited to, any commercial bank, savings bank, savings and loan association, credit union, or mortgage banking corporation which, at the time of termination of Executive's employment, or during the period of this covenant not to compete, has a home, branch or other office in Milwaukee County or which has, during the twelve (12) months preceding Executive's termination, originated, or which during the period of this covenant not to compete originates, more than $50,000,000 in commercial or mortgage loans secured by real property in any such county.

                 Executive agrees that the non-competition provisions set forth herein are necessary for the protection of the Employers and are reasonably limited as to (i) the scope of activities affected, (ii) their duration and geographic scope, and (iii) their effect on Executive and the public. In the event Executive violates the non-competition provisions set forth herein, the Employers shall be entitled, in addition to its other legal remedies, to enjoin the employment of Executive with any Significant Competitor for the period set forth herein. If Executive violates this covenant and the Employers bring legal action for injunctive or other relief, the Employers shall not, as a result of the time involved in obtaining such relief, be deprived of the benefit of the full period of the restrictive covenant. Accordingly, the covenant shall be deemed to have the duration specified herein, computed from the date such relief is granted, but reduced by any period between commencement of the period and the date of the first violation.

                 (iii) Notice. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

                 If to the Bank or Company:

                                  St. Francis Capital Corporation
                                  13400 Bishops Lane, Suite 350
                                  Brookfield, Wisconsin 53005-6203
                                  Attn:  Secretary

                 If to the Executive:

                                  Ms. Carol A. Barnharst

                                  ----------------------------

                                  ----------------------------

         or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

                 (iv) Expenses. If any legal proceeding is necessary to enforce or interpret the terms of this Agreement (or to recover damages for breach of it) in the absence of a change in control, the prevailing party shall be entitled to recover from the other party reasonable attorneys' fees and necessary costs and disbursements incurred in such litigation, in addition to any other relief to which such prevailing party may be entitled.

                 Notwithstanding the foregoing, in the event of a legal proceeding to enforce or interpret the terms of this Agreement following a change in control or a re-execution of this Agreement pursuant to section 6(ii)(G), the only recoverable costs shall be those which Executive shall be entitled to recover from the Bank (i.e. reasonable attorneys' fees and necessary costs and disbursements incurred in such litigation), which fees shall be recoverable only if the Executive is the prevailing party. Recovery of attorneys' fees and costs as provided herein following a change in control or re-execution shall be in addition to any other relief to which Executive may be entitled.

                 (v) Withholding. Employers shall be entitled to withhold from amounts to be paid to Executive under this Agreement any federal, state, or local withholding or other taxes or charges which it is from time to time required to withhold. Employers shall be entitled to rely on an opinion of counsel if any question as to the amount or requirement of any such withholding shall arise.

                 (vi) Notice of Termination. Any purported termination by the Employers under Sections 5(i), (ii), (iii) or (iv), or by Executive under Sections 5(vi) or 6(ii) shall be communicated by written "Notice of Termination" to the other party. For purposes of this Agreement, a "Notice of Termination" shall mean a dated notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated,
         (iii) specifies a Date of Termination, which shall be not less than thirty (30) nor more than ninety (90) days after such Notice of Termination is given, except in the case of termination of Executive's employment for Cause; and (iv) is given in the manner specified in
         Section 7(iii) of this Agreement.

                 (vii) Miscellaneous. No provision of this Agreement may be amended, waived or discharged unless such amendment, waiver or discharge is agreed to in writing and signed by Executive and such officers of the Employers as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement and it is agreed that execution of this Agreement shall result in its superseding and extinguishing any rights of Executive under any other employment agreement previously in effect between himself, the Employers, or any of their affiliates. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Wisconsin.

                 (viii) Mitigation; Exclusivity of Benefits. The Executive shall not be required to mitigate the amount of any benefits hereunder by seeking other employment or otherwise, nor shall the amount of any such benefits be reduced by any compensation earned by the Executive as a result of employment by another employer after the Termination Date or otherwise.

                 (ix) Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

                 (x) Counterparts. This Agreement may be executed in several counterparts, each of which together will constitute one and the same instrument.

                 (xi) Headings. Headings contained in this Agreement are for reference only and shall not affect the meaning or interpretation of any provision of this Agreement.

                 (xii) Effective Date. The effective date of this Agreement shall be the date indicated in the first section of this Agreement, notwithstanding the actual date of execution by any party.

                 (xiii) Extinguishment of Prior Employment Agreements. This Agreement is intended to establish the initial employment relation between Executive and the Employers and it is agreed that it shall, upon execution and effectiveness, supersede and extinguish any right of Executive under the Employment Agreement dated April 18, 1996 as amended on ___________________, 1998 ("Prior Employment Agreement") previously in effect between herself and Reliance Bancshares, Inc. and/or Reliance Savings Bank. Notwithstanding the preceding sentence, however, if the employment of Executive pursuant to this Employment Agreement is terminated on or before (a date six months after the Effective Date of the

         Contract); (1) by Executive for any reason other than disability (as defined in subsection 5(ii) above), retirement (as defined in subsection 5(ii) above) or death, or (2) by the Employers for any reason other than for Cause (as defined in subsection 5(iii) above), disability, retirement or death, Executive shall be entitled to receive under this Employment Agreement amounts and benefits that are not less than amounts and benefits to which she would have been entitled had her employment terminated under subsection 6(iii) of the Prior Employment Agreement, Less all amounts received by Executive under this Employment Agreement.


         IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first above written.

                                           Executive:




                                           -----------------------------------
                                           Carol A. Barnharst



                                           ST. FRANCIS CAPITAL CORPORATION



                                           By:
                                              --------------------------------
                                           Its:
                                               -------------------------------



                                           ST. FRANCIS BANK, F.S.B.



                                           By:
                                               -------------------------------
                                           Its:
                                               -------------------------------